Jensen Quality Growth Fund

OUTSTANDING SHARES ("O/S") 141,340,411
TOTAL SHARES VOTED 88,499,645
% OF O/S VOTED 62.61%

Proposal 1: Approval of an Investment Advisory Agreement
FOR 59,872,297 shares
% Voted FOR 67.65%
AGAINST 197,669 Shares
% Voted AGAINST 0.22%
ABSTAIN 589,360 shares
% Voted ABSTAIN 0.67%
BROKER NON-VOTE 27,840,319 shares
% of NON-VOTE 31.46%

Proposal 2.1: Election of Roger A. Cooke
FOR 84,624,088 shares
% Voted FOR 95.62%
WITHHOLD 3,875,557 shares
% Voted WITHHOLD 4.38%

Proposal 2.2: Election of Robert E. Harold
FOR 84,623,314 shares
% Voted FOR 95.62%
WITHHOLD 3,876,331 shares
% Voted WITHHOLD 4.38%

Proposal 2.3: Election of Thomas L. Thomsen, Jr.
FOR 84,621,308 shares
% Voted FOR 95.62%
WITHHOLD 3,878,337 shares
% Voted WITHHOLD 4.38%

Proposal 2.4: Election of Kenneth Thrasher
FOR 84,634,203 shares
% Voted FOR 95.63%
WITHHOLD 3,865,442 shares
% Voted WITHHOLD 4.37%

Proposal 2.5: Election of Janet G. Hamilton
FOR 84,638,386 shares
% Voted FOR 95.64%
WITHHOLD 3,861,259 shares
% Voted WITHHOLD 4.36%

Proposal 2.6: Election of Robert D. McIver
FOR 87,691,586 shares
% Voted FOR 99.09%
WITHHOLD 808,059 shares
% Voted WITHHOLD 0.91%

Proposal 3: To change the name of the Fund to “The Jensen Quality Growth Fund Inc.”
FOR 59,869,559 shares
% Voted FOR 67.65%
AGAINST 220,656 shares
% Voted AGAINST 0.25%
ABSTAIN 569,115 shares
% Voted ABSTAIN 0.64%
BROKER NON-VOTE 27,840,319 shares
% of NON-VOTE 31.46%